Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-265682-04

Subject: *Pricing Details* $1.00+B Mercedes-Benz Auto Lease Trust (MBALT 2024-B)
*Pricing Yields* $1.00+B Mercedes-Benz Auto Lease Trust (MBALT 2024-B) Prime Auto Lease

Joint Bookrunners: MUFG (str), BNP, and Citi
Co-Managers: BofA, SMBC

ANTICIPATED CAPITAL STRUCTURE
CLS	AMT($mm)^	WAL	S/F*	P.WIN	E.FIN	L.FIN	BENCH	SPRD	Yield	CPN	Px
A-1	278.000	**Retained**
A-2A \	184.500	0.83	AAA/AAA	6-16	1/26	12/26	I-CURV	+46	4.618	4.57	99.99676
A-2B /	280.000	0.83	AAA/AAA	6-16	1/26	12/26	SOFR30A	+44			100.0000
A-3	464.500	1.89	AAA/AAA	16-31	4/27	2/28	I-CURV	+66	4.277	4.23	99.98317
A-4	76.250	2.67	AAA/AAA	31-33	6/27	6/30	I-CURV	+77	4.265	4.22	99.98103
* Expected Ratings

-TRANSACTION DETAILS-
BBG Ticker : MBALT 2024-B
Offered Size : $1,005,250,000
Format : SEC Registered
Exp. Ratings : S&P / Fitch
ERISA : Yes
Risk Retention : US RR = Yes, EU RR = No
Min Denoms : $1k x $1k
Pxing Speed : 100% PPC to Maturity
Expected Pricing : Priced
Expected Settle : September 25th 2024
First Pay Date : October 15th 2024
B&D : MUFG

-ATTACHMENTS-
Preliminary Prospectus, FWP, CDI (attached)
Intex Deal Name : mitmbalt_2024-B_upsize / VV37
SSAP : MBALT24B

-DEAL ROADHSHOW-
Roadshow: https://netroadshow.com
Password: MBALT24B
Direct Link: www.netroadshow.com/nrs/home/#!/?show=3bb16259

-Cusips-
A-2A: 58769GAB9
A-2B: 58769GAC7
A-3: 58769GAD5
A-4: 58769GAE3

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.